Exhibit 99.3

CHURCHILL DOWNS INCORPORATED AND BIG FISH GAMES, INC. UNAUDITED PRO FORMA

CONDENSED COMBINED

FINANCIAL INFORMATION

On December 16, 2014, Churchill Downs Incorporated, a Kentucky corporation (“CDI”) completed the Plan of Merger (the “Merger Agreement”) with Big Fish Games, Inc., a Washington corporation (“Big Fish”) and Ocean Acquisition Corp., a Washington corporation and wholly-owned subsidiary of CDI (“Merger Corp”). The Merger Agreement provides, among other things that, upon the terms and subject to the conditions set forth therein, Merger Corp will merge with and into Big Fish, with Big Fish surviving as a wholly-owned subsidiary of CDI (the “Merger”).

In the Merger, each outstanding share of capital stock, no par value per share, of Big Fish (“Big Fish Capital Stock”) was converted into the right to receive a pro rata share of $485 million (“Purchase Price”), subject to working capital and other adjustments. Each outstanding option to acquire shares of Big Fish, along with outstanding warrants and restricted stock units was canceled in connection with the Merger, and holders of such interests received the same consideration as those holding Big Fish Capital Stock (with both holders collectively being “Equity Holders”), less applicable exercise prices of the warrants and options. Equity Holders may also receive a pro rata share of up to $350 million (“Earnout Consideration”)(with Purchase Price and Earnout Consideration, collectively referred to hereafter as “Merger Consideration”) to be paid subject to the achievement of a 2015 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, foreign exchange (gains) or losses, share-based compensation expense and acquisition-related adjustments resulting from business combination accounting rules that would not exist if the acquisition did not take place) threshold. The “Related Financing Transactions” refers to the borrowing by CDI of $200 million under the Term Loan Facility (as defined below) and other borrowings under CDI’s existing Senior Secured Credit Facility to pay the cash consideration in accordance with the Merger Agreement.

The unaudited pro forma condensed combined statements of comprehensive income for the nine months ended September 30, 2014 and for the year ended December 31, 2013 give effect to the Merger and the Related Financing Transactions as if they had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet gives effect to the Merger and the Related Financing Transactions as if they had occurred on September 30, 2014.

The historical consolidated financial information of CDI and Big Fish has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of comprehensive income, expect to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information is based on various assumptions, including assumptions related to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Big Fish based on preliminary estimates of fair value. The pro forma assumptions and adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information were based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of CDI and Big Fish for the applicable periods:

•	Consolidated financial statements and related notes thereto of CDI as of and for the year ended December 31, 2013 included in CDI’s Annual Report on Form 10-K for the year ended December 31, 2013 that the Company filed with the U.S. Securities and Exchange Commission (“SEC”) on February 26, 2014;

•	Consolidated financial statements and related notes thereto of Big Fish as of and for the year ended December 31, 2013 included in Exhibit 99.1 of this Form 8-K/A;

•	Consolidated financial statements and related notes thereto of CDI as of September 30, 2014 and for the nine months ended September 30, 2014 included in CDI’s Quarterly Report on Form 10-Q that the Company filed with the SEC on October 29, 2014; and

•	Consolidated unaudited financial statements and related notes thereto of Big Fish as of September 30, 2014 and for the nine months ended September 30, 2014 included in Exhibit 99.2 of this Form 8-K/A.

The pro forma adjustments have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The actual results reported by the combined company in periods following the Merger may differ significantly from that reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies and the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma condensed combined financial information is not intended to represent and does not purport to be what the combined company’s financial condition or results of operations would have been had the Merger and the Related Financing Transactions been completed on the applicable dates of this pro forma condensed combined financial information. In addition, the pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the combined company. The final purchase price and the allocations thereof may differ from that reflected in the pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized following completion of the Merger.

CDI funded the cash portion of the acquisition with borrowings under its Amended and Restated Credit Agreement (the “Senior Secured Credit Facility”) and the addition of a $200 million Term Loan Facility (“Term Loan”) to the existing Senior Secured Credit Facility. The Senior Secured Credit Facility was amended on December 1, 2014 and the Term Loan matures on December 1, 2019 provided however, in the event the Senior Secured Credit Facility has not, prior to May 17, 2018, been extended to a maturity date of December 1, 2019, the Term Loan matures on May 17, 2018. The interest rate under the Term Loan is equal to a LIBOR-based rate per annum plus the applicable margin ranging from 1.125% to 3.0% depending on CDI’s total leverage ratio.

Under the Senior Secured Credit Facility in place as of September 30, 2014, the maximum aggregate commitment was $500 million and amounts outstanding as of September 30, 2014 totaled $83.4 million. The Senior Secured Credit Facility also provides for an accordion feature which, if exercised, could increase the maximum aggregate commitment by up to an additional $225 million and reduce the pricing schedule for outstanding borrowings and commitment fees across all leverage pricing levels. Generally, borrowings made pursuant to the Senior Secured Credit Facility bear interest at a LIBOR-based rate per annum plus the applicable margin ranging from 1.125% to 3.0% depending on CDI’s total leverage ratio. In addition, under the Senior Secured Credit Facility, CDI agrees to pay a commitment fee at rates that range from 0.175% to 0.45% of the available aggregate commitment, depending on CDI’s leverage ratio.

Churchill Downs Incorporated and Big Fish Games, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2014

(in thousands)	CDI	Big Fish	Reclassifications for Consistent Presentation (1)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$42,041	$48,579	$—	$(16,747)	(A)	$73,873
Restricted cash	27,144	—	—	—		27,144
Accounts receivable, net	35,410	24,087	—	—		59,497
Deferred income taxes	5,357	5,622	—	(4,717)	(B)	6,262
Income taxes receivable	—	—	1,964	16,123	(C)	18,087
Prepaid income tax	—	1,964	(1,964)	—		—
Prepaid expenses and other	—	5,333	(5,333)	—		—
Prepaid developer payments	—	3,287	(3,287)	—		—
Game technology and rights, net	—	16,311	—	(16,311)	(D)	—
Other current assets	16,393		8,620	181	(E)	25,194

Total current assets	126,345	105,183	—	(21,471)		210,057
Property and equipment, net	591,678	9,906	—	4,726	(F)	606,310
Investment in and advances to unconsolidated affiliates	99,198	—	—			99,198
Goodwill	300,616	21,877	—	505,585	(G)	828,078
Other intangible assets, net	191,915	4,824	—	358,039	(H)	554,778
Deferred income taxes	—	9,124	—	(9,124)	(B)	—
Other receivable	—	—	—	1,120	(B)	1,120
Other assets	22,512	661	—	692	(E)	23,865

Total assets	$1,332,264	$151,575	$—	$839,567		$2,323,406

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,024	$3,361	$4,353	$18,087	(C)	$74,825
Bank overdraft	2,553	—	—	—		2,553
Account wagering deposit liabilities	18,275	—	—	—		18,275
Purses payable	12,503	—	—	—		12,503
Accrued expenses	62,891	23,608	685	—		87,184
Royalties payable	—	5,038	(5,038)	—		—
Accrued interest payable	5,026	—	—	—		5,026
Income taxes payable	4,513	166	—	—		4,679
Current portion of deferred payment to Big Fish	—	—	—	27,180	(I)	27,180
Current maturities of long-term debt	—	—	—	11,250	(J)	11,250
Deferred revenue	12,496	—	—	—		12,496
Deferred revenue - Big Fish Games	—	82,942	—	(47,736)	(K)	35,206
Deferred income taxes	—	—	—	3,279	(B)	3,279

Total current liabilities	167,281	115,115	—	12,060		294,456
Long-term debt, net of current maturities	383,391	—	—	397,656	(J)	781,047
Non-current portion of deferred payment to Big Fish	—	—	—	50,847	(I)	50,847
Other liabilities	20,061	3,083	2,077	(25)	(B)	25,196
Big Fish Games earnout liability	—	—	—	324,747	(L)	324,747
Stock appreciation rights liability	—	2,077	(2,077)	—		—
Deferred revenue	15,916	—	—	—		15,916
Deferred income taxes	30,616	—	—	92,903	(B)	123,519

Total liabilities	617,265	120,275	—	878,188		1,615,728
Commitments and contingencies
Shareholders’ equity:
Common stock	246,001	38,520	—	(22,727)	(M)	261,794
Accumulated other comprehensive loss	—	(215)	—	215	(N)	—
Retained earnings (deficit)	468,998	(7,005)	—	(16,109)	(O)	445,884

Total shareholders’ equity	714,999	31,300	—	(38,621)		707,678

Total liabilities and shareholders’ equity	$1,332,264	$151,575	$—	$839,567		$2,323,406

(1)	See Note 1 - Basis of Presentation for explanation of reclassifications

See accompanying notes to the unaudited pro forma condensed combined financial statements

Churchill Downs Incorporated and Big Fish Games, Inc.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income

Nine Months Ended September 30, 2014

(in thousands, except per share amounts)	CDI	Big Fish	Reclassifications for Consistent Presentation (1)	Pro Forma Adjustments		Pro Forma Combined
Net revenues
Racing	$231,069	$—	$—	$—		$231,069
Casinos	250,318	—	—	—		250,318
Twinspires	149,426	—	—	—		149,426
Big Fish Games	—	—	238,422	—		238,422
Other	13,813	—	—	—		13,813
Revenue	—	238,422	(238,422)	—		—

	644,626	238,422	—	—		883,048
Operating expenses
Racing	175,195	—	—	—		175,195
Casinos	185,017	—	—	—		185,017
Twinspires	102,260	—	—	—		102,260
Big Fish Games	—	—	155,880	32,752	(D)	188,632
Other	17,885	—	—	—		17,885
Cost of revenue	—	84,800	(84,800)	—		—
Sales & marketing	—	53,409	(53,409)	—		—
Research & development	—	33,470	(4,250)	—		29,220
General & administrative	—	20,748	(20,748)	—		—
Game operations	—	16,895	(16,895)	—		—
Selling, general and administrative expenses	60,604	—	24,222	—		84,826
Insurance recoveries, net of losses	(431)	—	—			(431)

Operating income (loss)	104,096	29,100	—	(32,752)		100,444
Other income (expense):
Interest income	15	—	—	—		15
Interest expense	(15,107)	(4)	—	(6,627)	(E)	(21,738)
Equity in income of unconsolidated investments	5,853	—	—	—		5,853
Miscellaneous, net	482	270	—	—		752

	(8,757)	266	—	(6,627)		(15,118)

Earnings loss from continuing operations before provision for income taxes	95,339	29,366	—	(39,379)		85,326
Income tax (provision) benefit	(35,175)	(9,327)	—	14,373	(F)	(30,129)

Net earnings (loss)	60,164	20,039	—	(25,006)		55,197

Other comprehensive income:
Foreign currency translation, net of tax	—	(233)	—	—		(233)

Comprehensive income (loss)	$60,164	$19,806	$—	$(25,006)		$54,964

Net earnings per common share data:
Basic	$3.44	—				$3.13

Diluted	$3.40	—				$3.10

Weighted average shares outstanding
Basic	17,322			157	(G)	17,479
Diluted	17,670			157	(G)	17,827

(1)	See Note 1 - Basis of Presentation for explanation of reclassifications

See accompanying notes to the unaudited pro forma condensed combined financial statements

Churchill Downs Incorporated and Big Fish Games, Inc.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income

Year Ended December 31, 2013

(in thousands, except per share amounts)	CDI	Oxford	Reclassifications for Consistent Presentation (1)	Pro Forma Adjustments		CDI Subtotal After Oxford Acquisition	Big Fish	Reclassifications for Consistent Presentation (1)	Pro Forma Adjustments		Pro Forma Combined
Net revenues:
Racing	$274,269	$—	$—	$—		$274,269	$—	$—	$—		$274,269
Casinos	297,473	38,856	2,116	—		338,445	—	—	—		338,445
Twinspires	184,541	—	—	—		184,541	—	—	—		184,541
Big Fish Games	—	—	—	—		—	—	265,221	—		265,221
Other	23,042	—	—	—		23,042	—	—	—		23,042
Revenue	—	—	—	—		—	265,221	(265,221)	—		—
Non-gaming	—	2,116	(2,116)	—		—	—	—	—		—

	779,325	40,972	—	—		820,297	265,221	—	—		1,085,518
Operating expenses
Racing	233,286	—	—	—		233,286	—	—	—		233,286
Casinos	222,879	—	30,577	—		253,456	—	—	—		253,456
Twinspires	123,449	—	—	—		123,449	—	—	—		123,449
Big Fish Games	—	—	—	—		—	—	179,115	39,593	(D)	218,708
Other	26,540	—	—	—		26,540	—	—	—		26,540
Cost of revenue	—	—	—	—		—	101,256	(101,256)	—		—
Operating	—	25,989	(25,989)	(2,858)	(A)	(2,858)	—	—	—		(2,858)
Preopening	—	82	(82)	—		—	—	—	—		—
Depreciation	—	4,506	(4,506)	—		—	—	—	—		—
Sales & marketing	—	—	—	—		—	51,061	(51,061)	—		—
Research & development	—	—	—	—		—	47,740	(2,076)	—		45,664
General & administrative	—	—	—	—		—	30,439	(30,439)	—		—
Game operations	—	—	—	—		—	25,737	(25,737)	—		—
Restructuring & impairment charges	—	—	—	—		—	10,205	—			10,205
Selling, general and administrative expenses	83,446	4,527	—	—		87,973	—	31,454	—		119,427
Insurance recoveries, net of losses	(375)	—	—	—		(375)	—	—	—		(375)

Operating income (loss)	90,100	5,868	—	2,858		98,826	(1,217)	—	(39,593)		58,016
Other income (expense):
Interest income	112	—	—	—		112	—	—	—		112
Interest expense	(6,231)	(1,558)	—	(714)	(B)	(8,503)	(46)	—	(11,491)	(E)	(20,040)
Equity in loss of unconsolidated investments	(4,142)	—	—	—		(4,142)	—	—	—		(4,142)
Miscellaneous, net	5,667	—	—	—		5,667	(453)	—	—		5,214

	(4,594)	(1,558)	—	(714)		(6,866)	(499)	—	(11,491)		(18,856)

Earnings (loss) from continuing operations before provision for income taxes	85,506	4,310	—	2,144		91,960	(1,716)	—	(51,084)		39,160
Income tax (provision) benefit	(30,473)	—	—	(2,485)	(C)	(32,958)	1,012	—	18,646	(F)	(13,300)

Net earnings (loss) from continuing operations	55,033	4,310	—	(341)		59,002	(704)	—	(32,438)		25,860
Discontinued operations, net of income taxes:
Loss from operations	(50)	—	—	—		(50)					(50)
Loss on sale of assets	(83)	—	—	—		(83)			—		(83)

Net earnings (loss)	54,900	4,310	—	(341)		58,869	(704)	—	(32,438)		25,727
Other comprehensive income:
Foreign currency translation, net of tax	—	—	—	—		—	9	—	—		9

Comprehensive income (loss)	$54,900	$4,310	$—	$(341)		$58,869	$(695)	$—	$(32,438)		$25,736

Net earnings per common share data:
Basic
Net earnings from continuing operations	$3.13					$3.36					$1.47
Discontinued operations	(0.01)					(0.01)	—				(0.01)

Net earnings	$3.12					$3.35	$—				$1.46

Diluted
Net earnings from continuing operations	$3.07					$3.29					$1.43
Discontinued operations	(0.01)					(0.01)	—				(0.01)

Net earnings	$3.06					$3.28	$—				$1.42

Weighted average shares outstanding
Basic	17,294					17,294			157	(G)	17,451
Diluted	17,938					17,938			157	(G)	18,095

(1)	See Note 1 - Basis of Presentation for explanation of reclassifications

See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical audited financial statements of CDI and Big Fish for the year ended December 31, 2013 and unaudited financial statements of CDI and Big Fish as of and for the nine months ended September 30, 2014. In addition, the unaudited pro forma condensed combined statement of comprehensive income for the year ended December 31, 2013 includes the results of operations from January 1, 2013 to July 16, 2013 related to CDI’s acquisition of Oxford Casino (“Oxford) on July 17, 2013. Certain reclassifications have been made to the historical financial statements of Big Fish and Oxford to conform to CDI’s presentation, including the condensing of Big Fish’s prepaid balances into one line item. Furthermore, royalties payable and stock appreciation rights liability have been reclassified to accounts payable and other liabilities, respectively. Finally, certain Big Fish accounts payable amounts were reclassified to accrued expenses. In addition, Oxford and Big Fish revenues and operating expenses have been reclassified to conform to CDI’s presentation. The following adjustments have been made to Big Fish’s cost of revenues, sales and marketing, research and development, game operations and general and administrative expense:

(in thousands)	Nine months ended September 30, 2014	Twelve months ended December 31, 2013
Reclassify cost of revenue(1)	$(84,800)	$(101,256)
Reclassify sales and marketing(2)	(53,409)	(51,061)
Reclassify game operations(3)	(16,895)	(25,737)
Reclassify depreciation expense(4)	(1,611)	(2,475)
Reclassify bonus expense(5)	(5,085)	(3,490)

(1)	Cost of revenue recorded by Big Fish has been reclassified to operating expenses for consistent presentation in the unaudited pro forma condensed combined statements of comprehensive income.
(2)	Sales and marketing recorded by Big Fish has been reclassified to operating expenses for consistent presentation in the unaudited pro forma condensed combined statements of comprehensive income.
(3)	Game operations recorded by Big Fish has been reclassified to operating expenses for consistent presentation in the unaudited pro forma condensed combined statements of comprehensive income.
(4)	Depreciation expense, recorded in general and administrative in Big Fish’s historical financial statements, has been reclassified to operating expenses for consistent presentation in the unaudited pro forma condensed combined statements of comprehensive income.
(5)	Bonus expense recorded in sales and marketing, research and development and game operations in Big Fish’s historical financial statements has been reclassified to selling, general and administrative expenses for consistent presentation in the unaudited pro forma condensed combined statements of comprehensive income.

The unaudited pro forma condensed combined statements of comprehensive income for the year ended December 31, 2013 and for the nine months ended September 30, 2014 give effect to the Merger and the Related Financing Transactions as if they had occurred on the first day of the earliest period presented. The unaudited condensed combined balance sheet as of September 30, 2014 gives effect to the Merger and the Related Financing Transactions as if they had occurred on September 30, 2014.

The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts defined in authoritative guidance. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under these existing U.S. GAAP standards.

The authoritative guidance for business combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date if fair value can reasonably be estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability is recognized if it is probable that an asset existed or a liability has been incurred at the acquisition date and the amount of such asset or liability can be reasonably determined. In addition, the guidance establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price

Fair value is defined in the authoritative guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments described below have been developed based on assumptions and estimates, including assumptions relating to the consideration to be paid and the allocation thereof to the assets acquired and liabilities assumed from Big Fish based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of CDI would have been had the Merger and the Related Financing Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Merger.

CDI has been determined to be the acquirer under the acquisition method of accounting based on various considerations. CDI paid cash and issued common stock as the merger consideration. Further, the Board of Directors and senior management of the combined company will be comprised primarily of current CDI board members and senior management, respectively.

CDI performed a review of Big Fish’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the pro forma condensed combined financial statements. At this time, CDI is not aware of any differences that would have a material impact on the pro forma condensed combined financial statements. CDI will perform a more detailed review of Big Fish’s accounting policies and, as a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 2 — Purchase Price

The total consideration for the transaction on the closing date of December 16, 2014 is $838.3 million, composed of $401.7 million in cash, a deferred payment to the Founder of Big Fish (“Founder”) of $85.3 million, payable over three years and recorded at fair value of $78.0 million as of the closing date, an estimated payable related to an income tax refund of $18.1 million, $15.8 million payable in 157,115 shares of the common stock of CDI and a contingent earn-out payment recorded at fair value of $324.7 million related to the fair value of the earn-out consideration. The purchase price for the business combination is as follows:

(in thousands)
Estimated Purchase Price:
Cash paid to equity holders(1)	$401,666
Deferred Founder’s payment(2)	78,027
Payable related to tax refund(3)	18,087
Value of common stock issued(4)	15,793
Value of contingent consideration(5)	324,747

Total purchase price	$838,320

(1)	Equals cash paid at closing including working capital adjustment of $17.7 million.
(2)	Equals fair value of 54% of the Founder’s merger consideration to be paid in annual installments over three years. See Note (I) in Note 4 – Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
(3)	See Note (C) in Note 4 – Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
(4)	The value of the common stock issued to the Founder was determined by dividing 10% of the merger consideration paid to the Founder by $100.52 (as stated in the Merger Agreement) rounded to the nearest whole share.
(5)	The fair value of the contingent consideration was estimated at December 16. 2014 using a discounted cash flow analysis. See Note (L) in Note 4 – Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

Note 3 — Pro Forma Purchase Price Allocation

CDI allocated the purchase price paid to the fair value of the Big Fish assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of Big Fish as of September 30, 2014. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates utilizing management assumptions, and reasonable and supportable assumptions.

The fair values recorded were based upon a preliminary valuation. Estimates and assumptions used in such valuation are subject to change, which could be significant, within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary valuation that are not yet finalized relate to the fair values of amounts for income taxes, adjustments to working capital, and the final amount of residual goodwill. CDI expects to continue to obtain information to assist in determining the fair values of the net assets acquired at the acquisition date during the measurement period.

The estimated intangible assets are comprised of a trade name with an indefinite useful life. Definite lived intangible assets consist of customer relationships with a weighted average estimated useful life of three years, developed technology, with a weighted average estimated useful life of four years, in-process research and development, with a weighted average estimated useful life of five years and strategic developer relationships, with a weighted average useful life of six years. The residual amount of the purchase price after allocation to tangible net assets and identifiable intangibles has been allocated to goodwill. Goodwill will not be deducted for income tax purposes. The pro forma purchase price allocation reconciled to the estimated purchase price is as follows:

(in thousands)
Book value of net assets acquired as of September 30, 2014	$31,300
Less: Big Fish historical game technology and rights	(16,311)
Less: Big Fish historical goodwill	(21,877)
Less: Big Fish historical intangible assets	(4,824)

Adjusted book value of net assets acquired	$(11,712)

Adjustments to:
Income tax receivable	16,123
Deferred income tax assets	(13,841)
Property and equipment, net	4,726
Goodwill	527,462
Identifiable intangible assets	362,863
Other assets	1,120
Deferred revenue	47,736
Other liabilities	25
Deferred income tax liabilities	(96,182)

Total adjustments	$850,032

Estimate of purchase price	$838,320

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(A) The sources and uses of funds related to the Merger transaction are as follows:

(in thousands)
Sources
Term Loan	$199,295
Senior Secured Credit Facility	209,611

Total sources	$408,906

Uses
Cash payments to Big Fish equity holders	$401,666
Loan origination fees(1)	873
Transaction costs(2)	23,114

Total uses	$425,653

Net effect on cash	$(16,747)

(1)	See Note (E) below
(2)	The unaudited pro forma condensed combined balance sheet assumes that the estimated remaining acquisition costs of $23.1 million will be paid in conjunction with the closing of the merger.

In connection with the Merger, on December 1, 2014, CDI amended its Senior Secured Credit Facility and added a five-year $200 million Term Loan to the existing Senior Secured Credit Facility. The balance of the financing for the Merger will be funded by CDI’s existing Senior Secured Credit Facility.

(B) The adjustments reflect a reduction of $4.7 million to current deferred tax assets, a reduction of $9.1 million to non-current deferred tax assets, an increase of $3.3 million in current deferred income tax liabilities, and an increase of $92.9 million to non-current deferred tax liabilities associated with the recording of new identifiable intangible assets for the Merger. These amounts were calculated using a tax rate of 36.04%, which represents the federal and state tax rate of Big Fish. In addition, other tax liabilities decreased by $25 thousand related to reducing research and development state tax credits by the federal tax benefit. Finally, the increase in other receivable of $1.1 million is an indemnification asset related to Big Fish’s uncertain tax positions.

(C) Represents estimated income tax receivable to be received by CDI for the 2013 tax year and for the tax period of January 1, 2014 to December 16, 2014. This amount will be paid to the Equity Holders when it is received by CDI.

(D) To eliminate Big Fish’s historical game technology and rights, net.

(E) Reflects adjustments for the following:

(in thousands)
Term Loan origination fees	$798
Senior Secured Credit Facility origination fees	75

Total origination fees(1)	$873

Current portion	$181
Long-term portion	$692

(1)	Origination fees will be amortized over the term of the Term Loan and the existing term of the Senior Secured Credit Facility. See (J) below for further details.

(F) To adjust the historical property and equipment balances of Big Fish as of September 30, 2014 to estimated fair value. The estimated useful lives are as follows: 1 to 5 years for computer hardware and software and 2 to 10 years for office furniture, fixtures and equipment. The estimated useful lives for leasehold improvements is 3 to 10 years based on the shorter of the estimated useful life of the improvement or the lease term.

(in thousands)
To record the estimated fair value of the following identifiable tangible assets:
Computer hardware & software	$8,642
Office furniture, fixtures and equipment	1,974
Leasehold improvements	2,509
Construction in progress	1,507
Eliminate Big Fish’s historical property and equipment	(9,906)

Total	$4,726

(G) Reflects adjustments for the following

(in thousands)
Estimated transaction goodwill	$527,462
Eliminate Big Fish’s historical goodwill	(21,877)

Total	$505,585

(H) Reflects adjustments for the following

(in thousands)
To record the estimated fair value of the following identifiable intangible assets:
Tradename-indefinite life	$200,000
Customer relationships-estimated 3 year weighted average useful life	32,663
Developed technology-estimated 4 year weighted average useful life	87,000
In-process research and development-estimated 5 year weighted average useful life	12,700
Strategic developer relationships-estimated 6 year weighted average useful life	30,500
Eliminate Big Fish’s historical intangible assets	(4,824)

Total	$358,039

(I) Reflects adjustments for the following:

(in thousands)
Deferred payment to Big Fish Founder Fair Value(1)	$78,027

Current portion	$27,180
Long-term debt portion	$50,847

(1)	On December 16, 2014, CDI withheld an amount equal to 54% of the initial merger consideration payable to the Founder. Interest will accrue and will be paid annually, on the unpaid balance, at a rate of ..34% per year which is equal to the short-term applicable Federal rate (“AFR”) determined under Section 1274(d) of the Internal Revenue Code. On each of the first three anniversary dates of the closing date of the Merger, CDI will pay an amount equal to 33 1/3% of the amount withheld including interest to the Founder. CDI estimated the fair value of the deferred payment using a discounted cash flows analysis over the period in which the obligation is expected to be settled, and applied a discount rate based on CDI’s cost of debt. The cost of debt as of the closing date was based on the observed market yields of CDI’s Senior Unsecured Notes issued in December of 2013 and was adjusted for the difference in seniority and term of the deferred payment obligation.

(J) Reflects adjustments for the following:

(in thousands)
New borrowings
Term Loan(1)	$199,295
Senior Secured Credit Facility	209,611

Total change in debt	$408,906

Current debt portion	$11,250
Long-term debt portion	$397,656

(1)	The cash portion of the acquisition was funded with borrowings under CDI’s Senior Secured Credit Facility. The Senior Secured Credit Facility was amended on December 1, 2014 to add a $200 million Term Loan. The Term Loan matures on December 1, 2019 provided however, in the event the Senior Secured Credit Facility has not, prior to May 17, 2018, been extended to a maturity date of December 1, 2019, the Term Loan matures on May 17, 2018. The interest rate under the Term Loan is equal to a LIBOR-based rate per annum plus the applicable margin ranging from 1.125% to 3.0% depending on CDI’s total leverage ratio. For each 1/8th percent fluctuation in the interest rate under the Senior Secured Credit Facility and Term Loan, there could be an annual increase or decrease in interest expense of approximately $0.9 million. CDI incurred $0.9 million of loan origination fees associated with the amended Senior Secured Credit Facility and Term Loan.

(K) To record the historical carrying amount of Big Fish’s deferred revenue to its estimated fair value. The estimated fair value represents the estimated cost plus an assumed profit margin to fulfill all obligations associated with the deferred revenue assumed in the acquisition.

(L) To record the fair value of the earnout consideration that is contingent upon the achievements of certain performance milestones through December 31, 2015 and is limited to a maximum of $350 million based on Big Fish’s achievement of Adjusted EBITDA. The estimated fair value of the earnout consideration at the acquisition date was $324.7 million. CDI estimated the fair value of the earnout consideration using a discounted cash flows analysis over the period in which the obligation is expected to be settled, and applied a discount rate based on CDI’s cost of debt. The cost of debt as of the closing date was based on the observed market yields of CDI’s Senior Unsecured Notes issued in December of 2013 and was adjusted for the difference in seniority and term of the earn-out consideration.

(M) Reflects adjustments for the following:

(in thousands)
To record stock portion of the merger consideration at fair value	$15,793
Eliminate Big Fish’s historical common stock	(38,520)

Total	$(22,727)

(N) To eliminate Big Fish’s accumulated other comprehensive loss

(O) Reflects adjustments for the following:

(in thousands)
Elimination of Big Fish’s retained deficit	$7,005
To record estimated non-recurring costs for remaining CDI and Big Fish acquisition related transaction costs	(23,114)

Total	$(16,109)

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Comprehensive Income

(A) Reflects adjustments for the following (in thousands:)
To record the net impact of Oxford’s new intangible asset amortization and fixed asset depreciation based on the new asset values and useful lives offset by the elimination of the historical depreciation and amortization expense for the period January 1, 2013 to July 16, 2013.	$(1,593)
To eliminate Oxford’s management fee expense and other operating expenses that did not have a continuing impact on the combined entity’s results of operations.	(1,265)

Total	$(2,858)

(B) Reflects adjustments for the following (in thousands):
To record the net impact of interest expense associated with borrowing $169 million under CDI’s Senior Secured Credit Facility to fund the Oxford acquisition offset by the elimination of Oxford’s historical interest expense for the period January 1, 2013 to July 16, 2013. For each 1/8th percent fluctuation in the interest rate, there could be an annual increase or decrease of interest expense of approximately $0.3 million.	$(714)

(C)   The pro forma condensed combined income tax provision has been adjusted for the tax effect of adjustments to earnings before income taxes at the estimated blended effective rate, which approximates the statutory rate, for the period presented

(D) The pro forma adjustment to operating expenses primarily reflects additional intangible asset amortization and property and equipment depreciation. The components of this adjustment are as follows (in thousands):

	Nine months ended September 30, 2014	Twelve months ended December 31, 2013
New intangible asset amortization(1)	$34,245	$45,660
New property and equipment depreciation(2)	3,861	5,148
Eliminate Big Fish’s historical intangible asset amortization expense	(1,295)	(4,737)
Eliminate Big Fish’s historical Property and equipment depreciation expense	(4,059)	(6,478)

Total	$32,752	$39,593

(1)	For estimated intangible asset values and the estimated useful lives, see note (H) in Note 4 – Unaudited Pro Forma Condensed Combined Balance Sheet.
(2)	For estimated property and equipment asset values and the estimated useful lives, see note (F) in Note 4 – Unaudited Pro Forma Condensed Combined Balance Sheet.

(E) The pro forma adjustment to interest expense primarily reflects additional borrowings of $408.9 million under CDI’s Senior Secured Credit Facility and Term Loan. The components of this adjustment are as follows (in thousands):

	Nine months ended September 30, 2014	Twelve months ended December 31, 2013
Additional interest expense related to borrowings under the Senior Secured Credit Facility and Term Loan(1)	$6,491	$11,310
Amortization of loan origination fees related to Senior Secured Credit Facility and Term Loan(1)	136	181

Total	$6,627	$11,491

(1)	For details regarding borrowings used to finance the Merger, see note (J) in Note 4-Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet. Additional interest expense related to the Senior Secured Credit Facility and Term Loan consists of (1) interest expense related to new borrowings used to finance the Merger, (2) incremental interest expense resulting from incremental borrowing rates related to the applicable margin based on CDI’s leverage ratios and (3) reduction in interest expense resulting from a decrease in non-usage fees that would have been realized under the Senior Secured Credit Facility. The pro forma adjustment for incremental amortization of loan origination fees relates to the amendment to the Senior Secured Credit Facility and Term Loan.

(F) The pro forma adjustment to the income tax provision represents the tax effect of adjustments to earnings (loss) from continuing operations before provision for income taxes related to the increased amortization and depreciation expense resulting from fair value adjustments for acquired intangible assets and property and equipment and additional interest expense related to borrowings under the Senior Secured Credit Facility and Term Loan to finance the merger. CDI has assumed a 36.50% blended income tax rate representing the estimated combined U.S. federal and state statutory rates in effect during the periods for which pro forma condensed combined statements of comprehensive income have been presented.

(G) The pro forma adjustment reflects the issuance of 157,115 shares on the closing date for 10% of the purchase price payable to the Founder.